Exhibit 99.1

JGWPT Holdings Inc. to Change its Name to The J.G. Wentworth Company TM
J.G Wentworth and Peachtree Brands to Continue Operating Under Holding Company

RADNOR, Pa., September 22, 2014 – JGWPT Holdings Inc. (NYSE: JGW) today announced the company will be changing its name to The J.G. Wentworth Company on September 30, 2014.

The change is being made to leverage the strength of J.G. Wentworth, the company’s well-known flagship brand and the industry leader in structured settlement payment purchasing. Peachtree Financial Solutions will continue to operate as a separate brand from J.G. Wentworth under the holding company.

“The J.G. Wentworth name has developed a strong brand equity that has prepared this company well for future growth,” said Stewart A. Stockdale, Chief Executive Officer. “As The J.G. Wentworth Company, we are positioned as a powerful family of brands that will continue to provide leading solutions in the structured settlement payment purchasing industry while leveraging a platform for future growth into diversified financial services.”

The name change will be effected pursuant to an amendment to the Company’s certificate of incorporation, which was filed with the Secretary of State of the State of Delaware on September 19, 2014, to be effective at 12:01 a.m. (Eastern) on September 30, 2014. The J.G. Wentworth Company will continue to trade on the New York Stock Exchange under the ticker symbol JGW.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements.” All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects,” or “does expect,” “budget,” “forecasts,” “anticipates,” or “does not anticipate,” “believes,” “intends,” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will,” be taken, occur or be achieved. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements and should not be relied upon as any guarantee of performance or results.

About JGWPT Holdings Inc.

JGWPT focuses on key sectors, including structured settlement payment purchasing, annuity payment purchasing, lottery payment purchasing and pre-settlement funding. Through our two market-leading and highly-recognizable brands, J.G. Wentworth and Peachtree Financial Solutions, we purchase future structured settlement payment streams from our customers. For more information about JGWPT, visit www.jgwpt.com or use the information provided below.

Contacts:

Media Inquiries:
Michael Goodwin
212-508-9639
mgoodwin@makovsky.com

Investor Relations:
Jennifer Gambol
866-386-3853
investor@jgwpt.com